SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant  [   ]

Filed by a Party other than the Registrant  [ x ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

[   ]  Definitive Proxy Statement

[ X ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
240.14a-12

                           MAXXAM INC.
-----------------------------------------------------------------
        (Name of Registrant as Specified in Its Charter)


         THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
----------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required

[   ]  Fee computed on table below per Exchange Act Rules 14a-
6(I)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:________________________________________________________

     (2) Aggregate number of securities to which transaction applies:________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):____________________________________________________

     (4)  Proposed maximum aggregate value of transaction:______

     (5)  Total fee paid:_______________________________________

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:_______________________________

     (2)  Form, Schedule or Registration Statement No.:_________

     (3)  Filing Party:_________________________________________

     (4)  Date Filed:___________________________________________

            COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
                           PO BOX 20877
                     OAKLAND, CA   94620-0877
(510) 655-8248 (TEL)  1-877-634-6546 (TOLL FREE)  (510) 658-0732
(FAX)

                                        May 2000

        Enclosed is the material that you requested, which we hope you find helpful. Please let us know if you have any questions. (Consent of publication neither sought nor received).

                                   Sincerely,


                                   The Committee of Concerned
                                   Maxxam Shareholders

The following may be deemed to be participants in this solicitation: the Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock, its President, Jill Ratner, who owns 90 shares of Maxxam common stock as a tenant in common with Rose Foundation Executive Director Timothy W. Little; the United Steelworkers of America, which owns 1002 shares of Maxxam common Stock; Judge Abner Mikva, who owns 50 shares of Maxxam common stock, and Senator Paul Simon, who owns 100 shares; As You Sow Foundation, which owns 100 shares of Maxxam common stock; and Dorset Management Corp., which does not own any shares. The Rose Foundation and the United Steelworkers are the members of the Committee of Concerned Maxxam shareholder, and Judge Mikva and Senator Simon are the Committee's nominees.

FOR IMMEDIATE RELEASE

Contacts:
Stephen Sears                      Richard Ferlauto
Asst. Director, U.S. Research      Director, Proxy Voter Services
stephen.sears@tfn.com              richard.ferlauto@tfn.com


        ISS SUPPORTS DISSIDENT DIRECTOR NOMINEES AT MAXXAM
        Proposals on Cumulative Voting, Classified Board,
               Independent Directors Also Supported

ROCKVILLE, MD May 15, 2000 -- A dissident campaign to install two alternative directors to the board of MAXXAM, Inc., won support from Institutional Shareholder Services (ISS), a leading provider of proxy advisory and voting agent services. The Committee of Concerned MAXXAM Shareholders, which includes the United Steelworkers of America (USWA) and the Rose Foundation, is seeking to elect former Senator Paul Simon and retired federal judge Abner Mikva to MAXXAM's board at the company's May 24 annual meeting.

ISS also supports the approval of three shareholder proposals seeking to permit cumulative voting in the election of directors, repeal the company's classified board structure, and require the board to have a majority of independent outside directors.

Shareholders of MAXXAM have witnessed several debilitating events over the last several years, including a strike, a lockout, a tree-sit, a plant explosion, and a seemingly endless avalanche of litigation, while the company's stock has continued to languish.

Perhaps the most serious event in recent years was the explosion that occurred in July 1999 at a facility of Kaiser Aluminum Corp., one of MAXXAM's largest assets. Approximately 35 class action lawsuits have been filed as a result of injuries and damages sustained as a result of the accident. In addition, the Mine Safety and Health Administration issued 21 citations following its investigation of the accident and levied extraordinary fines. Management believes that its insurance coverage will "largely offset" the financial impact of the accident.

Despite the efforts of management and the incumbent board to resolve these issues and focus on operations, litigation and bad press will continue to occupy a front-row position for shareholders and management alike. ISS believes that installing the dissident director nominees is the best way for MAXXAM to move forward and pursue a strategic course of action that enables it to resolve the controversy, litigation, and labor disputes that have consumed the company. "Sen. Simon and Judge Mikva are cognizant of their fiduciary obligations to all shareholders of MAXXAM, if elected," states Stephen Sears, Assistant Director of U.S. Research for ISS. "More importantly, it is our belief that they take seriously that obligation and will earnestly pursue a course of oversight and control of management on behalf of all shareholders."

Institutional Shareholder Services is the world's largest provider of proxy voting and corporate governance services. Serving more than 700 institutional and corporate clients throughout North America and Europe, ISS analyzes proxy proposals and issues vote recommendations for more than 8,500 U.S. and 7,500 non-U.S. shareholder meetings each year. The firm has satellite offices in New York, Chicago and London. Founded in 1985, ISS is a Thomson Financial company. For more information, visit www.isstf.com.

Thomson Financial is a US$1.2 billion provider of information services and work solutions to the worldwide financial community. Through the widest range of products and services in the industry, Thomson Financial helps clients in more than 70 countries make better decisions, be more productive and achieve superior results. Thomson Financial is part of The Thomson Corporation, one of the world's leading information companies. With annual revenues of more than US$6 billion, Thomson has interests in specialized information and newspaper publishing. The Corporation's common shares are listed on the Toronto and London stock exchanges. For more information on Thomson Financial, visit www.thomsonfinancial.com.

                            ###

     * * * * * * * * * * * * * * * * * * * * * * * * * * * *
     ***  PLEASE NOTE:  THIS ALERT UPDATES OUR           ***
     ***  PREVIOUSLY DELIVERED ANALYSIS WHICH FOLLOWS.   ***
     * * * * * * * * * * * * * * * * * * * * * * * * * * * *

        (LOGO)
    Institutional
Shareholder Services
 Thompson Financial

PROXY ALERT

                                                     MAXXAM INC.

TICKER: MXM

ANNUAL MEETING: May 24, 2000

RECORD DATE: March 31, 2000

SECURITY ID: 577913106 (CUSIP), 577913205 (CUSIP)

ALERT: In our analysis dated May 12, 2000, we cited a Wall Street Journal article that stated that a criminal investigation was being conducted by U.S. Labor officials into the Gramercy explosion. According to the company, the Journal issued a clarification, which we did not cite, that stated that the Labor Department was conducting a "special" investigation that may lead to a referral to the Justice Department for a criminal investigation.

This alert is for clarification only and has no effect on our previously issued vote recommendations.

INSTITUTIONAL
SHAREHOLDER
SERVICES        PAGE 2

Maxxam Inc. -- May 15, 2000  (c)2000, Institutional Shareholder
Services
Stephen Sears, Assistant Director - US Research  Phone:
301/545-4555

     (LOGO)
    Institutional
Shareholder Services
  Thomson Financial


PROXY CONTEST:

                                                    MAXXAM INC.


          TICKER: MXM

          ANNUAL MEETING: May 24, 2000

          RECORD DATE: March 31, 2000

          SECURITY ID: 577913106 (CUSIP), 577913205 (CUSIP)


                          MEETING AGENDA

ITEM  CODE  MANAGEMENT PROPOSALS (WHITE CARD) MGT. REC.  ISS REC.

--1   M0201 Elect Directors                   For         AGAINST

                      SHAREHOLDER PROPOSALS

--2   S0207 Restore or Provide for
            Cumulative Voting                 Against     FOR
--3   S0201 Declassify the Board
            of Directors                      Against     FOR
--4   S0215 Require Majority of
            Independent Directors on Board    Against     FOR


ITEM  CODE  DISSIDENT PROPOSALS (BLUE CARD)   DIS. REC.  ISS REC.


--1   M0225 Elect Directors (Opposition
            Slate)                           For         FOR
--2   S0207 Restore or Provide for
            Cumulative Voting                For         FOR
--3   S0201 Declassify the Board
            of Directors                     For         FOR

MAXXAM Inc.   May 12,2000      (c)2000, Institutional Shareholder
Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555


INSTITUTIONAL
SHAREHOLDER
SERVICES                                                   Page 2

--4   S0215 Require Majority of Independent
            Directors on Board                 Against   FOR


*TO FOLLOW ISS'S RECOMMENDATION, EXECUTE YOUR VOTES FOR THE
DISSIDENT DIRECTOR SLATE AND SHAREHOLDER PROPOSALS ON THE BLUE
CARD AND DISCARD THE MANAGEMENT WHITE CARD.

MAXXAM Inc.   May 12,2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                   Page 3


                        FINANCIAL SUMMARY

INCOME STATEMENT SUMMARY (amounts in millions except per share data)

                1997          1998          1999           ACG*

NET SALES       $2,729.10     $2,572.70     $2,311.40      -7.97%
NET INCOME          65.20        -57.20         73.60      NMF
EPS (BASIC)          7.81         -8.17         10.49      NMF
DIVIDEND             0.00          0.00          0.00      NMF

* Annual Compound Growth
Fiscal Year Ended: December 31
Source: 10-K



PERFORMANCE SUMMARY

                        1-YEAR           3-YEAR            5-YEAR
TOTAL SHAREHOLDER
RETURNS, COMPANY        -53.2%           -14.4%            -3.0%
TOTAL SHAREHOLDER
RETURNS, INDEX          -17.8%             5.8%             5.7%
TOTAL SHAREHOLDER
RETURNS, PEER GROUP       5.9%            14.4%             16.6%

Source: Bloomberg Business News


BUSINESS: Holding company whose subsidiaries operate in aluminum, forest products, real estate, and horse racing industries

STATE OF INCORPORATION: Delaware

ACCOUNTANTS: Arthur Andersen LLP

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                   Page 4

                   CORPORATE GOVERNANCE PROFILE

GOVERNANCE PROVISIONS

Blank check preferred stock (Charter)

Classified board (Charter) (Adopted: June 8, 1980)

D&O indemnification provisions for acts made in good faith
(Bylaw) (Adopted: Oct. 8, 1988)

No shareholder right to act by written consent (Charter)
(Adopted: June 18, 1980)

Poison pill with sunset provision greater than two years
(Adopted: Nov. 29, 1989; Renewed: Dec. 15, 1999; Expires: Dec.
11, 2009)

Unequal voting rights (Charter) (Adopted: June 15, 1982)


GOVERNANCE MILESTONES

Elimination of cumulative voting in the election of directors
(Adopted: May 17, 1979)


SEVERANCE AGREEMENTS

Change-in-control provisions in executive stock option or other compensation plan

Golden parachute executive severance agreements triggered by termination of employment following a change in control

Pension parachutes, which provide accelerated pension benefits, triggered by termination of employment following a change in control

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                   Page 5

STATE STATUTES: DELAWARE

Labor contract provision

Three-year freezeout provision

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
 Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                   Page 6


                        DIRECTOR PROFILES

        Name           Classification     Term     Dir.     No
                                          Ends     Since    Stock
NOMINEES

Robert J. Cruikshank       IO             2001      1993

Ezra G. Levin1             AO             2003      1978

Stanley D. Rosenberg       IO             2001      1981

Michael J. Rosenthal       IO             2001      2000

J. Kent Friedman           I              2003      1999


CONTINUING DIRECTORS

Charles E. Hurwitz         I              2002      1978

Paul N. Schwartz           I              2001      1998


DISSIDENT NOMINEES

Paul Simon                 IO             2001

Abner Mikva                IO             2001


     Classified board: Yes           CEO as chairman: Yes

     Current nominees: 5             Retired CEO on board: No


MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                   Page 7


                    COMPOSITION OF COMMITTEES

Audit         Type  Compensation      Type     Nominating    Type

Robert J.      IO   Robert J.         IO
Cruikshank          Cruikshank

Ezra G. Levin  AO   Ezra G. Levin     AO

Stanley D.     IO   Stanley D.        IO
Rosenberg           Rosenberg


     Committee Name Assigned by Company:

     Audit: Audit Committee
     Compensation: Compensation Policy Committee
     Nominating: Nominating Committee


MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                   Page 8


                          EQUITY CAPITAL

Type                Votes Per      Issued         Authorized
                    Share

Common stock        1.00           6,913,951      28,000,000

Class A $.05
noncumulative
participating
convertible
preferred stock     10.00            668,510      12,500,000


Ownership - Common stock    Number of Shares          % of Class

Officers & Directors        2,931,515                 42.40
Institutions                2,668,785                 38.60


Ownership - Class A $.05    Number of Shares          % of Class
noncumulative
participating convertible
preferred stock

Officers & Directors         663,162                  99.20

As of: March 31, 2000
Sources: Proxy Statement, Bloomberg Business News


Note: The company has two types of voting stock: common stock and Class A $.05 noncumulative participating convertible preferred stock. Each share of common stock entitles its holder to one vote, and each share of preferred stock entitles its holder to ten votes. The holders of common stock, voting as a separate class, are entitled to elect three "common" directors. The holders of common and preferred stock, voting together as a single class, are entitled to elect two "general" directors.

As of April 15, 2000, all officers and directors as a group beneficially owned 71.7 percent of the company's total voting power. Included in this amount is Federated Development Inc. and The Stockholder Group's (Charles Hurwitz and affiliates) beneficial ownership of 71.5 percent. Mr. Hurwitz, through his affiliation with Federated Development and The Stockholder Group, is deemed to have beneficial ownership of these shares. Mr. Hurwitz beneficially owns approximately 41.9 percent of the common stock and 99.2 percent of the preferred stock.

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                   Page 9

PROXY CONTEST

MAXXAM Inc. faces its third proxy contest at this shareholder meeting from a group of dissident shareholders. The series of contests arises from the company's historically adversarial relationship with a number of groups that include individuals and organizations whose interests may not be thoroughly aligned with those of shareholders. These groups include the United Steelworkers of America (USWA) and the Rose Foundation for Communities and the Environment, two members of The Committee of Concerned MAXXAM Shareholders (the Committee). The Committee is soliciting proxies to elect two dissident nominees to the board: former senator Paul Simon and former federal judge and congressman Abner Mikva. The committee also supports the approval of three shareholder proposals to (1) permit cumulative voting in the election of directors, sponsored by the As You Sow Foundation and John Harrington; (2) repeal the company's classified board structure, sponsored by shareholder Brent Blackwelder; and (3) require that the board have a majority of independent outsiders, sponsored by the Rose Foundation and Nell Minow.

The interests of the Rose Foundation have historically been focused on preserving the "old growth" redwood forests owned by the company's Pacific Lumber Co. (Palco) subsidiary. The foundation attempted repeatedly to tie the company's redwood assets to litigation between MAXXAM Chairman and CEO Charles Hurwitz and the Federal Deposit Insurance Corp. (FDIC) that relates to the failure of the United Savings Association of Texas
(USAT). The FDIC responded to these proposals by pointing out that neither MAXXAM nor Palco were defendants in the FDIC suit, nor was there a legal basis for tying the redwood assets of Palco to the litigation. Moreover, Jill Ratner (president of the Rose Foundation) provided legal counsel to a plaintiff in a False Claims Act suit against MAXXAM that was dismissed as frivolous, with attorneys' fees assessed against the plaintiff.

In October 1998, approximately 2,900 employees who are USWA members went on strike at five of the facilities of Kaiser Aluminum Corp., MAXXAM's largest asset. The dispute involved job security and pension issues, among other things. The company operated the plants with salaried replacement workers, and on Jan. 13, 1999, when the USWA offered an unconditional return to work by its members, the company locked the striking employees out. The company has stated that it is not willing to go back to operating under the old contract, which allowed the workers to strike, while a new contract is negotiated. The USWA filed a complaint with the National Labor Relations Board (NLRB) alleging various violations by the company of its obligation to bargain in good faith and not to discriminate against workers for going on strike. More recently, in April 2000 the general counsel of the NLRB announced that the government would charge that Kaiser violated labor laws by initiating the lockout. Although there is dispute as to the potential liability

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                  Page 10

regarding back pay, the labor dispute continues and may be diverting valuable attention of management from other aspects of the business. Management contends it remains focused on Kaiser's strategic plan and actually believes the newly restarted negotiations with labor are progressing more positively than in the past.

Management justified the lockout on several grounds. First and foremost is the reality that the company must reduce its workforce and adopt more efficient and less costly means of production to compete in its industry. Equally important, the company is demonstrating that it can operate efficiently with the current, reduced nonunion workforce, as well as the company's desire to avoid potential problems should the union return to work with no contract. If the company can operate with a reduced, more efficient non-organized workforce, this would be the more profitable outcome from a shareholder perspective. Additionally, management remains optimistic that its aluminum operations are evolving positively as the focus narrows to pursue more selective growth opportunities such as engineered products for the aerospace, sporting goods, medical equipment, and other industries.

On the other hand, the recent Gramercy situation undermines, to a certain degree, management's optimistic views. Perhaps the most serious development since MAXXAM's last proxy contest is the explosion that occurred at Kaiser's Gramercy, La., plant in July 1999. Approximately 35 class action lawsuits have been filed as a result of injuries and damages sustained as a result of the accident. Moreover the Mine Safety and Health Administration
(MSHA) issued 21 citations following its investigation of the accident and levied fines which, according to the dissidents, are the highest ever levied by the MSHA for a nonfatal accident. According to a Wall Street Journal report, a criminal probe is being conducted by U.S. labor officials as to potential disregard by the company for employee safety and other issues. Management believes that its insurance coverage will "largely offset" the financial impact of the accident.

Still, the interests of the USWA and their alignment with other shareholders are called into question by the USWA's lawsuit against the California Department of Forestry and Fire Protection challenging certain aspects of the landmark Headwaters agreement between MAXXAM and the California and U.S. governments. Shareholders should give credit to the company for securing this agreement, which preserved old growth redwoods and garnered fair value for the company and its shareholders. The USWA's interest in the affairs of Palco is clearly a means to apply pressure on MAXXAM and thereby increase the bargaining power of the union in its fight with Kaiser. In addition, the USWA has focused consumer alert initiatives on Pepsi Bottling Group, Boeing, Anheuser Busch, and Daws Better Built in an attempt to persuade those companies not to purchase aluminum products from Kaiser. (According to the dissidents, Pepsi and Anheuser Busch have stopped purchasing Kaiser metal.)

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                  Page 11

In our opinion, the Headwaters agreement represented an equitable accommodation of all interested parties' interests. Unfortunately, this is tempered by the reality that the benefits of the agreement have not passed to shareholders in the form of an increasing stock price. This fact stands in stark contrast to Mr. Hurwitz's $9.3 million bonus for 1999, $7.5 million of which was attributed to completion of the Headwaters agreement and was awarded in the form of 256,808 shares of restricted common stock. We believe it is difficult to justify this bonus package for a year in which shareholders saw the value of their holdings decline by 25 percent.

In analyzing this proxy contest, ISS spoke with dissident director nominee Abner Mikva, Ms. Ratner of the Rose Foundation,
MAXXAM President Paul Schwartz, and Kaiser Aluminum & Chemical
Corp. Executive Vice President and CFO John La Duc.

MANAGEMENT POSITION

The company cites the Headwaters agreement, the nomination of two new directors (including one independent outsider), and the improving levels of performance in the first quarter of 2000 as evidence that the current board has acted in the interests of shareholders. Mr. Hurwitz called the 2000 first quarter operating income of $38.5 million the "most dramatic" of the quarterly results evidencing the company's "significant positive turnaround." On the other hand, the company used up $41.9 million in cash for operating activities and had a net decrease in cash and equivalents of $35.2 million for the quarter.

Management also avers that the narrow interests of environmental and labor groups represented by the Committee will influence the dissident nominees and preclude them from acting on the behalf of shareholders other than those associated with the Committee. Former Sen. Simon and Judge Mikva voted on legislation that management contends was not in the company's best interests, including the 1977 National Energy Policy Act, which was predicted to increase aluminum prices.

Management continues to speculate that the market's failure to recognize the value in the company is, in part, due to its "mini-conglomerate" form, which makes analysis and valuation more difficult.

During the past year the company employed the services of a nationally known executive search firm to obtain candidates for board service at MAXXAM. Ultimately the board nominated J. Kent Friedman, who is general counsel to the company and has entered into a five-year employment agreement that calls for a $450,000 base salary and entitles him to a bonus of not less than $150,000 for each calendar year he is employed by the company. The second incumbent board nominee is Michael Rosenthal, president of an investment company who has served as chairman, director, and/or CEO of several companies in the

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                  Page 12

past, including Northwestern Steel and Wire Co., Wilson Sporting
Goods Co., and American Vision Centers.

Regarding the shareholder proposals to declassify the board and provide for cumulative voting in the election of directors, the incumbent board asserts that many other large companies have similar governance profiles with respect to these provisions, including America Online Inc., Dell Computer Co., Lucent Technologies Inc., Pfizer Inc., and Coca Cola Co.

The annualized total return to shareholders over the prior five years at each of those companies is a respectable 110.4 percent,
125.5 percent, 63.7 percent, 44.0 percent, and 11.4 percent, respectively. MAXXAM's comparable return is -3.0 percent.

DISSIDENT POSITION

The Committee has long held that the company's poor performance is tied to Mr. Hurwitz's undue influence over the other directors. The board's attention has been needlessly diverted from the business of increasing shareholder value toward the controversy, litigation, and labor disputes that have consumed the company. Moreover, the incident at Gramercy and the slide in the company's share price during the prior year add nothing to management's claims that the incumbent board is adequately overseeing the affairs of the company and its subsidiaries. In the words of Judge Mikva, "If the team has a losing record, you need to change the manager."

Mr. Hurwitz's leadership has been questioned in light of the fact that he has been the subject of lawsuits questioning his fiduciary responsibilities to shareholders. In particular, the dissident group cites a 1997 $20 million settlement following a finding by the Delaware Chancery Court that Mr. Hurwitz had engaged in self-dealing in connection with loans made by MAXXAM to Federated Development (a New York business trust privately held by Mr. Hurwitz and members of his family) that were not fair to the company. The MAXXAM board (which at the time included three of the current five directors) approved the loans made to Federated. The dissidents further point out that the Headwaters agreement and associated cash gain have not resulted in an increase in shareholder value. In fact, the company's share price has declined approximately 50 percent over the prior 12 months.

According to Judge Mikva, the dissident nominees intend to hire outside independent advisors to provide recommendations to the board on how to improve performance, increase investor confidence, and maximize shareholder benefits. Proposals could include expanding the board, instituting annual director elections, instituting cumulative voting to offset the supervoting preferred shares held by Mr. Hurwitz, and hiring an investment

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                  Page 13

bank or other outside expert to examine ways to unlock shareholder value. This might include selling subsidiaries, holdings, or other assets.

ANALYSIS

In some respects, not much has changed in the year since MAXXAM's last proxy contest. The primary issues of this contest are the company's return to shareholders, its governance profile, and the board's responsibility for both those issues. There is no dispute that the company's performance has been poor for many years relative to its peers. The prior year has been particularly difficult for shareholders; in the last five years, according to Bloomberg Business News, the S&P Aluminum index has generated a 16.6 percent annualized return while MAXXAM has returned a comparable -3.0 percent. The S&P Paper and Forest Products index is less stellar but still eked out a 5.7 percent annualized return. MAXXAM derives about 88 percent of its consolidated revenues from its interest in Kaiser and eight percent from its ownership of lumber producing entities. The real estate development and horse racing interests contribute the balance.

The simplest analysis of MAXXAM accepts that the company's subsidiaries have been, and will continue to be, embroiled in controversy and litigation. Despite the alleged best efforts of management and the incumbent board to resolve these issues and focus on operations, events during 1999 have ensured that litigation and bad press will continue to occupy a front row position for shareholders and management alike.

ISS does not accept that the small holdings of company stock by certain members of the Committee automatically align their interests with other shareholders. While the fortunes and welfare of the organized labor force at Kaiser is more dependent on the long-term success of the company, and in that respect is aligned with the owners of the firm, there is clear evidence that the union has interests other than share price appreciation at MAXXAM. The reality of this situation, however, is that the company has consistently failed to reach a resolution with labor or the environmentalists. We believe that MAXXAM has been unable to effectively deal with the distractions and efforts of those groups and generate an acceptable return to owners. The game plan followed historically has yielded little fruit, and there is no evidence that a new game plan is being seriously considered. In addition, ISS notes with concern the limited number of shares of stock held by members of the board, particularly the long-term members of the board other than Mr. Hurwitz and Mr. Schwartz. According to the company's proxy statement, five of the directors and new nominees combined own only 4,000 shares of common stock, excluding 5,775 shares subject to options exercisable within 60 days of April 15, 2000.

We continue to believe the dissident group has a strong case. The company's largest single asset (its interest in Kaiser) remains highly leveraged. Kaiser's total debt as of Dec. 31, 1999, was approximately $972.9 million (not including $103.6 million of guaranteed debt

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                  Page 14

of unconsolidated affiliates). Despite the expectation by management that insurance will substantially cover the $198 million rebuild of Gramercy and other liabilities, the fallout and ultimate cost of the disaster cannot be accurately quantified and could exceed the limits of coverage.

The company's next largest asset, Palco, has continued to suffer throughout 1999 with reduced sales due primarily to reduced numbers of approved timber harvest plans. The incumbent board has little to offer other than the Headwaters agreement in terms of historical evidence of its ability to create value here. Unfortunately, even this agreement has failed to increase shareholder value since it was consummated. ISS does not believe that the issues surrounding the company's lumber operations will be easily resolved. On the other hand, an interminable, continuing clash with environmentalists will only perpetuate the kinds of activities that have added costs and reduced the company's ability to generate expanding revenues.

In sum, there may not be another holding company with a more targeted and encumbered group of holdings than MAXXAM. The events over the last several years and the accompanying poor stock price performance have been unparalleled.

ISS can appreciate the difficulty faced by MAXXAM identifying quality independent director candidates who would be willing to serve in such an embattled environment. In our opinion, the addition of another company employee to the board is a "lateral step" at best.

ISS believes that Sen. Simon and Judge Mikva are cognizant of their fiduciary obligations to all shareholders. More importantly, they take seriously these obligations and will earnestly pursue a course of oversight and control of management on behalf of all shareholders. Both nominees have laudable records of public service and private business experience. The dissident nominees believe that a strong independent voice is needed on the board to ask the difficult questions about the company's strategic course, its prospects for success, and how the board views its responsibility to shareholders. We believe the addition of the dissident nominees to the board represents the best chance of altering the company's present course.



MANAGEMENT PROPOSALS (WHITE CARD)

-- ITEM 1: ELECT DIRECTORS

MAXXAM classifies its seven directors into three director classes. This proposal seeks election of three "common" directors for one-year terms expiring in 2001 and two "general"

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                  Page 15

directors for three-year terms expiring in 2003.  J. Kent
Friedman is a new general director nominee, and Michael Rosenthal is a new common director nominee.

The full board comprises three insiders, one affiliated outsider, and three independent outsiders. The Audit Committee and the Compensation Policy Committee each comprise one affiliated outsider and two independent outsiders. There is no standing nominating committee. Ezra Levin, an affiliated outside director, and Stanley Rosenberg, an independent outside director, have served on the board for a period of ten years or more.

Mr. Friedman and Mr. Rosenthal own no company stock.

-- ISS strongly recommends that companies have a nominating committee composed solely of independent directors. In the future, we may consider recommending withholding votes from insiders at companies that fail to establish an independent nominating committee.
-- ISS prefers that all key board committees include only independent outsiders.
-- In our opinion, directors can best serve shareholder interests by becoming shareholders themselves.

We recommend that shareholders DO NOT VOTE using management's
WHITE proxy card. We recommend shareholders vote for the dissident director nominees using the dissident BLUE proxy card.


SHAREHOLDER PROPOSALS

-- ITEM 2: RESTORE OR PROVIDE FOR CUMULATIVE VOTING

We recommend that shareholders execute their votes on the dissident BLUE proxy card, as detailed below.


-- ITEM 3: DECLASSIFY THE BOARD OF DIRECTORS

We recommend that shareholders execute their votes on the dissident BLUE proxy card, as detailed below.


-- ITEM 4: REQUIRE MAJORITY OF INDEPENDENT DIRECTORS ON BOARD

We recommend that shareholders execute their votes on the dissident BLUE proxy card, as detailed below

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                  Page 16


DISSIDENT PROPOSALS (BLUE CARD)

-- ITEM 1: ELECT DIRECTORS (OPPOSITION SLATE)

This item seeks the election of two dissident director nominees to be elected by the common shareholders to serve for a term of one year. As described above, the Committee has nominated Sen. Simon and Judge Mikva to serve as common directors. Shareholders who execute their votes using the dissident BLUE proxy card cannot vote for any nominees other than Sen. Simon and Judge Mikva.

We recommend shareholders vote for the dissident nominees by executing their votes on the dissident BLUE proxy card.


-- ITEM 2: RESTORE OR PROVIDE FOR CUMULATIVE VOTING

The As You Sow Foundation and John Harrington have submitted this item requesting that the company take the necessary steps to implement cumulative voting in common director elections.

Cumulative voting is one of the corporate governance tools that provides shareholders access and influence over director elections. It ensures that holders of a significant number of shares win board representation. Under a cumulative voting policy, shareholders can withhold votes from certain nominees in order to cast multiple votes for others. Currently shareholders can only cast one vote for each nominee.

Management argues that cumulative voting allows shareholders representing a relatively small number of shares to elect directors against the wishes of a majority of shareholders. Management also often argues that the presence of dissident directors can disturb the "collegial" atmosphere of the board which is necessary to encourage candor.

ISS believes that cumulative voting is an important tool in the protection of shareholders' rights, but recognizes that the need for cumulative voting can be offset if a company has other safeguards in place to protect shareholders' rights and to promote management accountability. Proposals to provide for cumulative voting are therefore evaluated based on an assessment of a company's other corporate governance provisions.

ISS recommends a vote against a proposal to restore or provide for cumulative voting only if a company has the following corporate governance provisions in place: an annually elected board comprising a majority of independent directors; a nominating committee composed solely of independent directors; confidential voting; a shareholder right to call

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                 Page 17

special meetings or to act by written consent with 90 days' notice; the absence of a dual-class capital structure; and absence of a dead-hand poison pill. In addition, the board may not have the sole right to alter the size of the board beyond a range established by shareholders. While not required, ISS prefers that a company also have a published statement of board governance guidelines, including a description of the process by which a shareholder may submit a director nominee.

In addition to the governance requirements, ISS considers a company's performance when evaluating a shareholder proposal to restore or implement cumulative voting. For ISS to recommend a vote against such a proposal, the company's performance must be comparable to or better than that of its peers or the board must have demonstrated its focus on increasing shareholder value by taking action to improve performance.

In this case, the company fails to meet all of the aforementioned corporate governance and performance criteria. Accordingly, the proposal warrants shareholder support.
We recommend a vote FOR Item 2.


-- ITEM 3: DECLASSIFY THE BOARD OF DIRECTORS

Brent Blackwelder has submitted this shareholder proposal calling for the repeal of the company's classified board structure and for the annual election of all directors.

The board currently comprises three general director classes, each of which serves a three-year term and is elected by the common and preferred shares voting together as a class.
Additionally, each year common shareholders voting without the preferred shares elect common director nominees.

The ability to elect directors is the single most important use of the shareholder franchise, and all directors should be accountable on an annual basis. Management believes that staggered boards provide continuity, but empirical evidence has suggested that such a structure is not in shareholders' best interests from a financial perspective.

A classified board can entrench management and effectively preclude most takeover bids or proxy contests. Board classification forces dissidents and would-be acquirers to negotiate with the incumbent board, which has the authority to decide on offers without a shareholder vote.

We recommend a vote FOR Item 3.

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                  Page 18

-- ITEM 4: REQUIRE MAJORITY OF INDEPENDENT DIRECTORS ON BOARD

The Rose Foundation for the Communities and the Environment, together with Nell Minow, has submitted this item that the company take the necessary steps to provide that the board must consist of a majority of independent directors. The proponent defines an independent director as one who meets the following criteria:

     -- Not employed by the company or an affiliate in an executive capacity in the last five years
     -- Not affiliated with a paid advisor or consultant to the company
     -- Not employed by a significant customer or supplier
     -- Does not have a personal services contract with the company
     -- Not employed by a tax-exempt organization that receives significant charitable contributions from the company
     -- Not a relative of a member of management
     -- Is not part of an interlocking directorate in which the CEO or other executive officer of the company serves on the board of another corporation that employs that director
     -- Does not have any personal, financial, and/or professional relationships with the CEO or other executive officer that could interfere with the exercise of independent judgement by such director

The proponent argues that the board should be an independent body elected by shareholders whose duty is to direct and formulate corporate policies on shareholders' behalf. Currently, according to our definitions, the board consists of three insiders, one affiliated outsider, and three independent outsiders.

Management asserts that the board is already composed of a majority of highly qualified independents, in addition to which the board has nominated a new independent director for this year. The board further believes that a director's independence should be based on individual circumstances, as prescribed by the Business Roundtable, rather than rigid mechanical criteria. Lastly, the board contends that Ms. Ratner's historic activities belie her true intentions with regard to the welfare of the company, and therefore her proposal and arguments in support thereof are without merit.

We agree with the proponent's basic position. It is a fundamental tenet of corporate governance that the board should be an independent body capable of providing objective oversight of management and the company's overall direction. This goal can best be achieved when directors are independent of the CEO and have no personal interest in the company arising from salary, a retainer (other than that received for service as a director), a consulting agreement, or any other significant business arrangement.

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                  Page 19

Although we do not agree with all of the proponent's stringent classifications of independent directors, we believe this proposal sends an important message to management and is in shareholders' best interests.

We recommend a vote FOR Item 4.
                            __________

                            MAXXAM Inc.
                          5847 San Felipe
                             Suite 2600
                      Houston, Texas  77257-2887
                          (713) 975-7600


COMPANY SOLICITOR: Mackenzie Partners, Inc. (212) 929-5500

SHAREHOLDER PROPOSAL DEADLINE: January 1, 2001


This proxy analysis has not been submitted to, or received approval from, the Securities and Exchange Commission. While ISS exercised due care in compiling this analysis, we make no warranty, express or implied, regarding the accuracy, completeness, or usefulness of this information and assume no liability with respect to the consequences of relying on this information for investment or other purposes.

ENDNOTES

1. Kramer Levin Naftalis & Frankel LLP performs services for the company. Mr. Levin is a partner of that law firm. Source:
MAXXAM Inc. 2000 Proxy Statement, p.24.

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                  Page 20


VOTE RECORD FORM:

                                                      MAXXAM INC.

   TICKER: MXM                    RECORD DATE: March 31, 2000

   ANNUAL MEETING: May 24, 2000   SHARES HELD ON RECORD DATE:

   ACCOUNT ID CODE:               DATE VOTED:


                          MEETING AGENDA

ITEM  CODE  MANAGEMENT PROPOSALS  MGT. REC.  ISS REC.  VOTE CAST
            (WHITE CARD)
--1   M0201 Elect Directors       For        AGAINST

                    SHAREHOLDER PROPOSALS

--2   S0207 Restore or Provide    Against    FOR
            Cumulative Voting
--3   S0201 Declassify the Board  Against    FOR
            of Directors
--4   S0215 Require Majority of   Against    FOR
            Independent Directors
            on Board


ITEM  CODE  DISSIDENT PROPOSALS   MGT. REC.   ISS REC.  VOTE CAST
            (BLUE CARD)

--1   M0225 Elect Directors       For         FOR
            (Opposition Slate)
--2   S0207 Restore or Provide    Against     FOR
            for Cumulative Voting


MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                  Page 21

--3   S0201 Declassify the Board  For         FOR
            of Directors
--4   S0215 Require Majority of   For         FOR
            Independent Directors
            on Board

MAXXAM Inc.   May 12, 2000               (c)2000, Institutional
Shareholder Services
Stephen Sears, Assistant Director - US Research
Phone: 301/545-4555

(LOGO)
CalPERS

Executive Office
P.O. Box 942701
Sacramento, CA 94229-2701
Telecommunications Device for the Deaf -- (916) 326-3829
(916) 658-1249, FAX (916) 326-3410

May 19, 2000

DEAR FELLOW MAXXAM SHAREHOLDER:

You have likely already received two competing proxy cards relevant to the election of directors for MAXXAM.

The California Public Employees' Retirement System (CalPERS) urges you to cast your vote in favor of dissident director candidates Paul Simon and Abner Mikva, as shown on the BLUE proxy card.

CalPERS, the beneficial owner of over 218,400 shares of MAXXAM common stock and manager of over $170 billion in pension assets, is supporting former U.S. Senator Paul Simon and former federal judge Abner Mikva. Although CalPERS supports these candidates, we are not members of the sponsoring group, The Committee of Concerned MAXXAM Shareholders.

CalPERS supports the dissident candidates for the following reasons:

-- MAXXAM'S share price has fallen 50% during the last 12 months.

-- MAXXAM is, according to Fortune Magazine, "a textbook of governance worst practices."

     "...most of what passes for corporate governance at Maxxam would be a comic parody if it weren't for the company's depressing performance..."

-- The current board has demonstrated its inability to address the company's serious performance problems and, in our view, does not deserve the continued support of shareowners.

MAXXAM SHAREHOLDERS

-- The two new directors nominated by the company (Michael J. Rosenthal and J. Kent Friedman) do not provide us, as one shareowner, with comfort that they are sufficiently independent of Mr. Hurwitz to seriously -- and aggressively if necessary -- challenge his decisions. In the early 1980s Mr. Rosenthal was involved in providing personal investment banking services to Mr. Hurwitz. Mr. Friedman is the company's general counsel.

-- We believe that Messrs. Simon and Mikva have the skills necessary to critically challenge the MAXXAM status quo, while also seeking to work constructively and effectively with other board members. Quite simply, they bring new and independent thought -- medicine that appears to be vital to this ailing board.

As a MAXXAM shareowner, you clearly must reach your own conclusions about this company's -- and this board's -- performance. However, in making your proxy voting decision, we urge you not to be confused about the issue before you. This issue is NOT the motivations of those who are sponsoring or supporting the dissident candidates. The issue is to whom you trust the future of this company.

CalPERS has decided to place its shares, and the reputation behind the CalPERS name, in support of Paul Simon and Abner
Mikva.

CalPERS IS VOTING THE BLUE PROXY CARD.

If you have questions about the Simon/Mikva candidacy, you should contact The Committee of Concerned MAXXAM Shareholders at
1-888-284-2959.

Sincerely,

/s/ James E. Burton
JAMES E. BURTON
Chief Executive Officer

Please note that the cost of this solicitation is being borne entirely by CalPERS, and that CalPERS is communicating to shareowners through both written and telephonic communication.
CalPERS has no knowledge of or control over solicitation efforts by others. Please do not send CalPERS your proxy card.